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                                                                 EXHIBIT 99-8(h)

                       STATE STREET BANK & TRUST COMPANY
                      CUSTODY AND ACCOUNTING FEE SCHEDULE
                       FRANK RUSSELL INVESTMENT COMPANY
                                 (ADDENDUM A)

I.   FUND ACCOUNTING

     Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate Net Asset Value daily. Provide selected general ledger reports. The fee shown below is billed and payable monthly.

                     $1400 Per Portfolio (or single fund)

II.  CUSTODY

     Maintain custody of fund assets. Settle portfolio purchases and sales. Report trade fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor Corporate Actions. Report portfolio positions.

     DOMESTIC CUSTODY

     A fee payable monthly on a pro rata basis, based on the following percentages of average daily net assets (excluding FRIC Money Market investment) of the funds referenced on Addendum A:

                    $0 up to $4.0 billion in assets         .02%
                    Next $1.0 billion in assets             .0175%
                    Over $5 billion in assets               .015%

     GLOBAL CUSTODY

     A fee payable monthly on a pro rata basis, based on the following percentages of month end net assets of the funds referenced on Addendum A.

          Foreign Sub-Custody    $0 up to $800 million in global assets  .20%
                                 Next $200 million in global assets      .18%
                                 Over $1 billion in global assets        .16%

     Trading Charge

          Canada, Euroclear, Germany, Japan
          and Austria                                  $25.00 Per Trade
          All Other                                    $50.00 Per Trade

III. FUTURES AND OPTIONS

     Option charge for each option written
     or closing contract, per issue, per broker        $25.00

     Option expiration or exercised charge
     per issue, per broker                             $25.00

     Futures transactions no security                  $ 8.00

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IV.  PORTFOLIO TRANSACTIONS

     FRIC Money Market Trade                           $ 7.50
     DTC or FED Book Entry                             $18.00
     DTC charges for trades sent via                   $ 9.00
       electric trade delivery
     NY Physical Settlements                           $20.00
     Maturity Collections                              $ 8.00
     PTC purchase, sale, deposit or withdrawal         $20.00
     Paydowns                                          $10.00
     Foreign Exchange Trade                            $25.00
     All other trades                                  $20.00

V.   NAVIGATOR AUTOMATED PRICING (EXCLUDES MONEY MARKET FUNDS)

          Based on Month End Positions

     Monthly Base Charge per Fund (excluding           $375.00*
       FRIC LTD Volatility Tax Free

     Monthly quote charge:
     .    Municipal Bonds via Kenny/S&P or
            Muller Data                                $16.00
     .    Corporate, Municipal, Convertible,
            Government Bonds and Adjustable rate
            Preferred Stocks via IDSI                  $13.00
     .    Government, Corporate Bonds via Kenny/S&P
            or Muller                                  $11.00
     .    Government, Corporate and Convertible
            Bonds via Merrill Lynch                    $11.00
     .    Foreign Bonds via Extel                      $ 6.00
     .    Options, Futures and Private Placements      $ 6.00
     .    Listed equities (including International)
            and OTC equities                           $ 6.00

*The monthly base fee will be waived for the first 3 months for new funds

VI.  YIELDS

     Annual fee                                        $4200.00  Per Fund

VII. ON LINE ACCESS CHARGE

     Monthly Flat Fee                                  $80.00    Per Fund
     Monthly Usage Fee                                 $50.00    Per Hour

VIII.  EARNINGS CREDIT

     A balance credit will be applied against the above fees (excluding Out-of-Pocket expenses). The credit is based on 50% of the average 90 day Treasury Bill rate for the month, times the average collected balance in the custodian demand deposit account for the month billed.

IX.  SPECIAL SERVICES

     Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiations. Fees for fund administration activities, SaFire financial reporting, and other special items will be negotiated separately.

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X.  OUT OF POCKET EXPENSES

     A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out of pocket fees include, but are not limited to the following:

     - Telephone
     - Wire charges ($5.25 in and $5.00 out)
     - Split Wires ($1.08 per fund)
     - Postage and Insurance
     - Courier Service
     - Duplicating
     - Legal Fees
     - Supplies Related to Fund Records
     - Rush Transfer ($8 each)
     - Transfer Fees
     - Sub-Custodian Charges
     - Price Waterhouse Audit Letter

FRANK RUSSELL INVESTMENT COMPANY       STATE STREET BANK TRUST COMPANY

By: /s/ Margaret Barclay               By: /s/ Nancy Grady
    -------------------------------        --------------------------------
        Margaret Barclay                       Nancy Grady
Title:  Director-Finance & Operations  Title:  Vice President
Date:   April 18, 1994                 Date:   April 6, 1994

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                                  ADDENDUM A

                                 FRIC Equity I
                                FRIC Equity II
                                FRIC Equity III
                              FRIC Fixed Income I
                             FRIC Fixed Income II
                             FRIC Fixed Income III
                                 FRIC Equity Q
                            FRIC International Fund
                      FRIC International Securities Fund
                         FRIC Diversified Equity Fund
                       FRIC Real Estate Securities Fund
                           FRIC Special Growth Fund
                              FRIC Equity Income
                          FRIC Diversified Bond Fund
                     FRIC Volatility Constrained Bond Fund
                       FRIC Limited Volatility Tax Free
                         FRIC Quantitative Equity Fund
                            FRIC Multistrategy Fund
                            FRIC Money Market Fund
                          FRIC U.S. Money Market Fund
                       FRIC Tax Exempt Money Market Fund